Exhibit 99

Contact:	Neenah Paper, Inc.

Bill McCarthy

Vice President – Financial Analysis and Investor Relations

678-518-3278

Neenah Paper, Inc. Reports 2005 Second Quarter Results

ALPHARETTA, GEORGIA – August 3, 2005 (NYSE:NP) – Neenah Paper reported today second quarter 2005 net income of $6.8 million, or $0.46 per diluted common share. Results included $0.07 per share for restructuring charges related to the previously announced closure of the Terrace Bay No. 1 pulp mill on May 1. Net income in the second quarter of 2004, during which operations were part of Kimberly-Clark, was $23.7 million, but did not include interest expense or other changes attributable to being a stand-alone company.

SECOND QUARTER RESULTS

Consolidated net sales for the second quarter of 2005 were $189.3 million versus $207.4 million in the second quarter of 2004. The combined paper businesses posted year over year revenue gains, but pulp sales were lower, due in part to reduced volumes following the shutdown of the No. 1 mill at Terrace Bay.

Operating income for the second quarter of 2005 was $14.8 million and included a $1.7 million restructuring charge for the No. 1 mill shutdown at Terrace Bay. Compared to 2004 second quarter results, operating income was lower primarily due to pulp operations, which included $9 million of higher costs due to a stronger Canadian dollar, and corporate expenses of $7.9 million resulting from operating as a stand-alone company. In addition, higher costs of raw materials and energy across all business segments were only partly offset by cost savings programs. Operating income in the second quarter of 2004 was $37.3 million

Fine Paper net sales for the second quarter of 2005 grew 1 percent versus the prior year period on slightly higher volumes and prices. Operating income for this segment was $16.0 million in 2005, compared with $18.4 million in the same quarter of 2004. In 2005, operating income was impacted by increased costs for hardwood fiber and allocated corporate expenses.

In the Technical Paper segment, volumes for the second quarter of 2005 were up 3 percent versus the second quarter 2004 while sales were down 1 percent due to a mix which reflected additional demand for lower-priced products. Operating income for Technical Paper in the second quarter 2005 was $3.1 million, compared with $6.1 million in the same period of 2004. The decline in operating results in 2005 was due primarily to increased costs of approximately $2 million for latex and energy, as well as allocated corporate expenses and a sales mix with more lower-priced products.

Pulp net sales in the second quarter of 2005 fell approximately 16 percent compared to the second quarter of 2004, with volumes declining 18 percent. Net average selling prices for pulp in the quarter were slightly below 2004, as increased discounts offset slightly higher prices and a more favorable mix due to increased sales of softwood pulp. In the second quarter of 2005, the segment had an operating loss of $2.6 million, compared with operating income of $13.8 million in the same period of 2004. In addition to the approximately $9 million increase in costs from a stronger Canadian dollar compared with the second quarter 2004, operating results were lower in 2005 due to the $1.7 million restructuring charge, lower volumes and higher costs for raw materials, energy and allocated corporate expenses.

Commenting on results, Sean Erwin, Chairman and Chief Executive Officer said, “Second quarter results reflect more challenging industry conditions versus a year ago due to increased prices for wood, latex and energy, and a much stronger Canadian dollar. However, our teams are showing that they can grow our paper business even in weak market conditions with the fine paper segment delivering a sixth consecutive quarter of year-on-year growth and continued strong demand within the technical paper segment. These results are being supported with the launch of new offerings and by the strength of our existing brands and products. In addition, we are making progress in other areas with the successful closure of the Terrace Bay No. 1 mill, $3 million of year-on-year cost savings in the second quarter and implementation of a hedging strategy to mitigate some of the variability of external factors. Continued progress will be important as the impact of scheduled downs at our mills will be included in the second half of the year. Overall, we remain focused on both short and longer term initiatives to grow our paper businesses, generate value in pulp, particularly at Terrace Bay, and deliver cost savings across all segments”.

CONFERENCE CALL

Neenah Paper’s conference call to discuss first quarter earnings and other matters of interest to investors and analysts will be held at 11 a.m. (EST) on August 4.  The call will be simultaneously broadcast over the World Wide Web and stockholders and others are invited to listen to the live broadcast by following the instructions set out in the Investors section of the company’s Web site (www.neenah.com). A replay of the call will be available at the same site through August 26.

About Neenah Paper, Inc.

Neenah Paper manufactures and distributes a wide range of premium and specialty paper grades, with well-known brands such as CLASSIC®, ENVIRONMENT®, KIMDURA® and MUNISING LP®. The company also produces and sells bleached pulp, primarily for use in the manufacture of tissue and writing papers. Neenah Paper is based in Alpharetta, Georgia, and has manufacturing operations in Wisconsin, Michigan and in the Canadian provinces of Ontario and Nova Scotia. Additional information about Neenah Paper can be found at the company’s web site at www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the Securities and Exchange Commission, all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA. Any such forward-looking statements reflect our beliefs and assumptions and are based on information currently available to us and are subject to risks and uncertainties that could cause actual results to differ materially, including but not limited to, changes in U.S./Canadian dollar currency exchange rates, changes in pulp prices, the cost or availability of raw materials, unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations and the ability of the company to realize anticipated cost savings. Forward-looking statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Neenah Paper, Inc. cautions investors that any forward-looking statements we make are not guarantees or indicative of future performance.

NEENAH PAPER INC AND SUBSIDIARIES

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(In millions, except share and per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2005	2004	2005	2004
Net Sales	$189.3	$207.4	$385.9	$405.8
Cost of products sold	159.8	162.4	331.1	327.7
Gross Profit	29.5	45.0	54.8	78.1
Selling, general and administrative expenses	13.5	9.6	26.2	18.7
Restructuring costs and asset impairment loss(1)	1.7	—	6.0	—
Other Income - net	(0.5)	(1.9)	(1.1)	(2.2)
Operating Income	14.8	37.3	23.7	61.6
Interest expense - net	4.6	—	9.3	—
Income Before Income Taxes	10.2	37.3	14.4	61.6
Provision for income taxes	3.4	13.6	4.9	22.8
Net Income	$6.8	$23.7	$9.5	$38.8

Earnings Per Common Share:
Basic	$0.46	$1.60	$0.64	$2.63

Diluted	$0.46	$1.60	$0.64	$2.63

Weighted Average Common
Shares Outstanding (000s)
Basic	14,739	14,738	14,738	14,738

Diluted	14,786	14,738	14,790	14,738

Notes:

(1) -         For the three and six months ended June 30, 2005, Restructuring costs and asset impairment loss represent costs associated with the closure of the No. 1 Mill at Terrace Bay.

NEENAH PAPER INC AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(In millions)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2005	2004	2005	2004
Business Segment Data

Net Sales:
Fine Paper	$56.8	$56.2	$114.7	$112.3
Technical Paper	34.4	34.8	70.3	68.9
Pulp	105.1	124.9	214.3	238.9
Intersegment Sales	(7.0)	(8.5)	(13.4)	(14.3)
Consolidated Total	$189.3	$207.4	$385.9	$405.8

Operating Income (Loss):
Fine Paper	$16.0	$18.4	$33.0	$36.6
Technical Paper	3.1	6.1	7.8	13.2
Pulp	(2.6)	13.8	(13.7)	12.8
Unallocated corporate expenses	(1.7)	(1.0)	(3.4)	(1.0)
Consolidated Total	$14.8	$37.3	$23.7	$61.6

	June 30, 2005	December 31, 2004
Balance Sheet Data
Cash and Cash Equivalents	$37.5	$19.1
Adjusted Working Capital(1)	99.1	97.3
Total Debt	229.0	225.0
Stockholders’ Equity	204.6	197.1
Total Assets	579.0	565.7

	For the Six Months Ended June 30,
	2005	2004
Cash Flow Data
Cash Provided By Operating Activities	$28.6	$41.6
Depreciation and amortization(2)	14.2	18.2
Capital expenditures	10.6	4.9
Pension contributions(3)	8.6	8.3

Notes:

(1) -         Adjusted working capital consists of all current assets and current liabilities, net of cash and debt payable within one year.

(2) -         Results for 2005 include approximately $1.0 million for amortization of bond issuance costs.

(3) -         Amounts of cash contributed to pension trusts.